Sub-Item 77I: Terms of New or Amended Securities

Effective June 6, 2017, the Goldman Sachs Access Investment Grade Corporate Bond ETF (the "Fund") commenced offering shares ("Shares"). The terms of the Shares for the Fund are described in Post-Effective Amendment No. 62 to the Registrant's Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on June 1, 2017 (Accession No. 0001193125-17-191122).

Effective June 28, 2017, the Goldman Sachs ActiveBeta(R) U.S. Small Cap Equity ETF (the "Fund") commenced offering shares
("Shares"). The terms of the Shares for the Fund are described in Post-Effective Amendment No. 37 to the Registrant's
Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on December 23, 2016 (Accession No.
0001193125-16-803129).